Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Andrew Greenebaum/Laura Foster
Chief Executive Officer	Addo Communications
(310) 829-5400
J. Michael Dodson	andrewg@addocommunications.com
Chief Financial Officer	lauraf@addocommunications.com
(714) 688-7200

DDi Corp. Announces First Quarter 2010 Results

ANAHEIM, Calif., April 28, 2010 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services, today reported financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights:

•	Net sales increased 53% sequentially to $64.7 million driven by strong organic growth and net sales from the Coretec acquisition

•	Bookings increased 65% sequentially to $71.7 million, a 1.11 book to bill ratio

•	Gross margin expanded 110 basis points sequentially to 21.6%

•	Adjusted EBITDA grew to $8.4 million, a 83% sequential increase

•	Net income increased over six-fold sequentially to $3.8 million

•	Integration of Coretec Inc. acquisition on-track, immediately accretive to EPS

•	Denver facility received Boeing Key Supplier Award

Mikel Williams, President and Chief Executive Officer of DDi Corp., stated, “We are off to a very strong start for 2010 as evidenced by our first quarter financial performance. In addition to delivering solid organic growth in our core business, the acquisition of Coretec is proving highly complementary and contributed to our improved top and bottom line performance. Net sales for the first quarter grew 12.2% sequentially from fourth quarter pro-forma net sales, which includes the combined net sales for DDi and Coretec. During the first quarter, we leveraged our top line growth and enhanced our operational execution, which resulted in continued margin expansion and improved profitability. Looking ahead, we are pleased to enter the second quarter from a position of strength, with first quarter bookings having increased 65% sequentially to $71.7 million, representing a book to bill ratio of 1.11. Based on our first quarter financial results, we are now targeting at least 15% growth over our 2009 pro-forma DDi and Coretec net sales of $220 million.”

DDi Corp. First Quarter 2010 Earnings Results

Mr. Williams continued, “As mentioned, Coretec was a meaningful contributor to our improved first quarter financial performance and the integration is on-track and progressing very well. Throughout the process, we have maintained a critical focus on customer satisfaction, and to-date, customer response remains very positive. In addition to having fully assimilated our sales, customer service and general and administrative operations, our facilities integration efforts are on-plan, and largely performing ahead of our expectations. Once complete, we are confident that our efforts will contribute to improved bottom line performance through cost synergies and operational efficiencies.”

First Quarter Results

Net sales for the first quarter of 2010 were $64.7 million, a 64.6% increase over the prior year quarter and a 53.1% increase sequentially. The increase was due to stronger end market customer demand coupled with the net sales contribution from the Coretec acquisition. On a pro-forma basis, including the impact of Coretec’s net sales for the 2009 comparative periods, net sales for the first quarter of 2010 increased 16.4% over the prior year quarter and increased 12.2% sequentially.

Gross margin for the first quarter of 2010 increased 310 basis points to 21.6% of net sales, from 18.5% of net sales in the prior year period. Sequentially, gross margin increased 110 basis points from 20.5% of net sales. The sequential and year-over-year improvement in gross margin was primarily driven by improved operational performance derived from the increased net sales and cost controls.

Operating income in the first quarter of 2010 was $4.9 million compared to operating income of $0.7 million in the prior year period and operating income of $1.5 million in the fourth quarter of 2009.

Adjusted EBITDA for the first quarter of 2010 was $8.4 million compared to $3.6 million in the prior year period and $4.6 million in the fourth quarter of 2009. Reconciliations of this non-GAAP measure are provided after the GAAP condensed consolidated financial statements below and in the first quarter exclude non-recurring costs associated with the Coretec acquisition, including severance and professional fees.

Net income in the first quarter of 2010 was $3.8 million, or $0.19 per share, compared to net income of $0.5 million, or $0.03 per share, in the prior year period. Net income in the fourth quarter of 2009 was $0.6 million, or $0.03 per share.

First quarter Balance Sheet and Liquidity

As of March 31, 2010, DDi had total cash and cash equivalents of $12.2 million and total debt of $12.6 million. During the first quarter of 2010, DDi repaid, in full, Coretec’s outstanding line of credit, which amounted to $4.2 million at December 31, 2009.

For the three months ended March 31, 2010, capital expenditures totaled $1.3 million.

DDi Corp. First Quarter 2010 Earnings Results

Conference Call and Webcast

A conference call with simultaneous webcast to discuss first quarter 2010 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. Participants may access the call by dialing 877-941-1428 (domestic) or 480-629-9665 (international). In addition, the call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through May 12, 2010 by dialing 800-406-7325 (domestic) or 303-590-3030 (international) and entering the conference ID 4283134. An online replay of the webcast will be available at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

###

Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; currency exchange rate fluctuations; integration of acquired operations; international operations; compliance with environmental regulations; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp. First Quarter 2010 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Mar. 31, 2010	Mar. 31, 2009	Dec. 31, 2009
Net sales	$64,665	$39,275	$42,237

Cost of goods sold	50,679	32,015	33,572

Gross profit	13,986	7,260	8,665
	21.6%	18.5%	20.5%

Operating expenses:
Sales and marketing	4,507	2,905	3,105
General and administrative	4,423	3,424	3,872
Amortization of intangible assets	190	190	190

Operating income	4,866	741	1,498

Interest and other expense, net	658	97	295

Income before income taxes	4,208	644	1,203

Income tax expense	409	131	615

Net income	$3,799	$513	$588

Net income per share – basic	$0.19	$0.03	$0.03
Net income per share – diluted	$0.19	$0.03	$0.03

Weighted-average shares used in per share computations – basic	19,824	19,715	19,784
Weighted-average shares used in per share computations – diluted	19,971	19,740	19,893

DDi Corp. First Quarter 2010 Earnings Results

DDi Corp.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$12,171	$19,392
Accounts receivable, net	45,469	35,280
Inventories	21,094	19,342
Prepaid expenses and other	1,104	1,265

Total current assets	79,838	75,279
Property, plant and equipment, net	39,648	40,175
Intangible assets, net	1,184	1,374
Goodwill	3,485	2,986
Other assets	723	659

Total assets	$124,878	$120,473

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,782	$13,939
Accrued expenses and other current liabilities	16,555	20,943
Revolving credit facility	—	4,227

Total current liabilities	39,337	39,109
Other long-term liabilities	11,666	12,056

Total liabilities	51,003	51,165

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	231,069	230,945
Accumulated other comprehensive income	1,054	410
Accumulated deficit	(158,248)	(162,047)

Total stockholders’ equity	73,875	69,308

Total liabilities and stockholders’ equity	$124,878	$120,473

DDi Corp. First Quarter 2010 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Mar 31, 2010	Mar 31, 2009	Dec. 31, 2009
Adjusted EBITDA:
GAAP net income	$3,799	$513	$588
Add back:
Interest and other expense, net	658	97	295
Income tax expense	409	131	615
Depreciation	2,200	2,066	2,084
Amortization of intangible assets	190	190	190
Non-cash compensation	348	620	325
Non-recurring Coretec acquisition costs	800	—	500

Adjusted EBITDA	$8,404	$3,617	$4,597